UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 3, 2005

HERBST GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-71044	88-0446145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3440 West Russell Road, Las Vegas, NV  89118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On February 2, 2005, Herbst Gaming, Inc. (the “Company”) announced that it completed the previously announced acquisition from Grace Entertainment, Inc. of the St. Jo Frontier Casino in St. Joseph, Missouri, the Mark Twain Casino in La Grange, Missouri, and the Lakeside Casino Resort in Osceola, Iowa (the “Grace Acquisition”) for an amended cash purchase price of approximately $267 million.

A copy of the Company’s press release announcing the completion of the Grace Acquisition is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 2.03; Item 1.01  Creation of a Direct Financial Obligation; Entry into a Material Agreement

On October 8, 2004, the Company entered into an amended and restated credit agreement (the “Amended Credit Agreement”) with Bank of America, N.A. (“Bank of America”), as Administrative Agent, which provided for a $175 million revolving credit facility and an additional $100 million term loan (the “Term Loan”) to be extended in connection with the consummation of the Grace Acquisition.

On January 31, 2005, the Company entered into a Term Joinder Agreement with Bank of America, as Administrative Agent and as a lender, certain existing lenders under the Amended Credit Agreement and certain new lenders for the extension of the Term Loan.

The Term Loan will amortize in nominal quarterly amounts until its maturity on January 31, 2011.  The Term Loan will bear interest, at the Company’s option, at either a Eurodollar rate plus a spread of 2.25% or 2.00%, or at a base rate plus a spread of 1.00% or 0.75%, with such spread in each case depending on the Company’s Total Debt to EBITDA ratio (such terms as defined in the Amended Credit Agreement).

The Company is the borrower under the Amended Credit Agreement and its obligations thereunder, including the Term Loan, are guaranteed by substantially all of its subsidiaries, including future subsidiaries, and are secured by perfected first priority security liens, subject to certain permitted liens, in substantially all of the Company’s and its subsidiaries’ real, personal, tangible and intangible assets.  In connection with the extension of the Term Loan, the Company amended the security documents related to the Amended Credit Agreement to increase the amount of secured obligations thereunder to reflect the Term Loan.

All other provisions of the Amended Credit Agreement remain unchanged, including affirmative and negative covenants and events of default.  If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Amended Credit Agreement, including the Term Loan.  Lenders holding more than 50% of the loans and commitments under the Amended Credit Agreement may elect to accelerate the maturity of amounts due under the Amended Credit Agreement upon the occurrence and during the continuation of an event of default.

Banc of America Securities LLC and Bank of America, N.A. and other lenders under the Term Loan and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for the

Company and its affiliates, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

Item 9.01                                             Financial Statements and Exhibits

(a)                                  Financial Statements of Businesses Acquired.

The required financial information relating to the Grace Acquisition will be provided no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(b)                                 Pro Forma Financial Information.

The required pro forma financial information relating to the Grace Acquisition will be provided no later than 71 calendar days after the date that this Current Report on Form 8-K is required to be filed.

(c)                                  Exhibits.

99.1                           Press release issued by the Company dated February 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: February 3, 2005	By:	/s/ Mary Beth Higgins
Mary Beth Higgins
Chief Financial Officer